Exhibit 5.1

São Paulo, January 3, 2020.

NATURA &CO HOLDING S.A.

Avenida Alexandre Colares, nº 1.188, sala A17, bloco A, Parque Anhanguera

05106-000 – São Paulo – SP

Re: Natura &Co Holding S.A.

Ladies and Gentlemen,

1.       We are acting as special Brazilian counsel to Natura &Co Holding S.A (“Company”) in connection with its preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company before the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) with respect to up to 67,215,084 common shares, no par value, issued by the Company (the “Common Shares”) which may be issued from time to time pursuant to equity awards granted under the “Natura &Co Holding S.A. Long Term Incentive Program”, approved by shareholders of the Company on December 13, 2019 (the “Program”). This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8.

2.       We have not undertaken any investigation of the laws of any jurisdiction outside the Federative Republic of Brazil (“Brazil”) and this opinion is given solely in respect of Brazilian law as effective on the date hereof, and not in respect of any other law. In particular, we have made no independent investigation of the laws of the State of New York and do not express or imply any opinion on such laws.

3.       In giving this opinion, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures, the legal capacity of natural persons, and the authenticity of all documents we have examined, the conformity with the originals of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

4.       Based on the above assumptions and subject to the qualifications set out below, we are of the opinion that, subject (i) to the due allotment of the Common Shares in accordance with the methods of satisfying awards, as set forth in Section 3.4 of the Program, and (ii) to the Company’s Bylaws not being materially altered prior to the allotment and issuance of any Common Shares, those new Common Shares will be validly issued, fully paid and no further contribution in respect of such Common Shares will be required to be made to the Company by the holders of such shares by reason solely of them being such holders.

5.       We consent to (i) the filing of this opinion as an exhibit to the Registration Statement, and (ii) the use of the name of our firm in the Registration Statement, under the caption “Validity of Securities.” In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

6.       This letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you or any other person who is permitted to rely on the opinions expressed herein, as specified above, of any developments or circumstances of any kind, including any change of law or fact that may occur after the date of this letter, even if any such development, circumstance or change may affect our legal analysis, legal conclusions, or any other matters set forth in or relating to this letter.

7.       This opinion will be governed by and construed in accordance with the laws of Brazil as in effect on the date hereof.

Very truly yours,

/s/ Guilherme Sampaio Monteiro
By	Pinheiro Neto Advogados